SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”) is entered into as of December 21, 2009, by and between QNB Corp., a Pennsylvania business corporation (the “Company”), QNB Bank, a state chartered banking association (the “Bank”), and Robert C. Werner (the “Executive”).

WHEREAS, the Bank is a wholly-owned subsidiary of the Company;

WHEREAS, the Executive has served as Executive Vice President and Chief Operating Officer of the Company and the Bank;

WHEREAS, the Company and the Executive have mutually agreed that the Executive shall no longer serve as Executive Vice President and Chief Operating Officer of the Company and the Bank, and shall terminate employment with the Company and the Bank; and

WHEREAS, the parties now desire to enter into this Agreement to, among other things, set forth the terms and conditions relating to the termination of the Executive’s employment.

NOW THEREFORE, in consideration of the premises and the covenants herein, the sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

1.           Separation from Employment

The Executive’s employment with the Company and the Bank ceased effective November 23, 2009 (the “Termination Date”).  Effective as of the Termination Date, the Executive no longer held his positions as Executive Vice President and Chief Operating Officer of the Company and the Bank and did not hold any position, office or title with the Company or the Bank after such date.

2.           Consideration and Other Compensatory Matters

(a)          Payments and Benefits.  In consideration of the Executive’s agreement to (i) be bound by the covenants set forth in Section 4 and (ii) the release of claims set forth in Exhibit A, the Executive shall receive the following payments and benefits, to which he is not otherwise entitled:

(i)           The Company shall pay the Executive the total sum of $101,543.52, less all applicable federal, state, and local taxes, and other withholdings, in four installments.  The first installment of $16,923.92 shall be paid on January 1, 2010.  The second installment of $16,923.92 shall be paid on January 23, 2010,  The third installment of $16, 923.92 shall be paid on February 23, 2010.  The fourth installment of $50,771.76 shall be paid on or by March 12, 2010.

(ii)          During the 6-month period following the Termination Date, the Executive and his beneficiaries shall remain eligible to participate, on the same terms and conditions as apply from time to time to the Company’s senior executives generally, in the Company’s medical benefit plan; provided, however, that such eligibility shall cease at such time as the Executive becomes eligible to participate in a comparable plan of a subsequent employer; and provided, further, that the Company shall have no obligation to continue to maintain during such period any such plan, solely as a result of the provisions of this Agreement.  If the Executive is precluded from participating in any such plan by its terms or applicable law, the Company shall provide the Executive with benefits that are reasonably equivalent to those that the Executive would have received under such plan had he been eligible to participate therein.  The continuation of the medical benefit plan under this Section shall not count toward the coverage period required by Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 601 of the Employee Retirement Income Security Act of 1974, as amended (collectively, “COBRA”).  Executive’s eligibility for COBRA continuation benefits shall begin on July 1, 2010.

(iii)        All stock options granted to the Executive pursuant to the Company’s equity incentive plan(s) which are vested and outstanding as of the Termination Date shall remain exercisable until the expiration of the term of such stock options.  Subject to the foregoing restrictions, the Executive shall be permitted to exercise the options pursuant to the methods permitted under the applicable equity plan.

(iv)        The Executive shall receive payment of all fees and expenses related to the provision of outplacement services through a firm of the Executive’s choice, not to exceed $4,000; provided, however, that such outplacement expenses: (i) must be incurred no later than the end of the second full calendar year following the year of the Termination Date; and (ii) must be paid no later than the end of the third full calendar year following the year of the Termination Date.

(b)          Coverage under Directors and Officers Liability Policy.  The termination of the Executive’s employment with the Company and the Bank shall not affect the Executive’s coverage under the Company’s directors and officers liability policy for acts or omissions by the Executive which occurred in the course of the Executive’s performance of his duties and responsibilities on behalf of the Company and the Bank, to the extent permitted and covered by such policy.

(c)          Forfeiture of Unvested Stock Options.  In light of the Executive’s termination of employment with the Company and the Bank, the Executive shall forfeit all stock options granted to him pursuant to the Company’s equity incentive plan(s) which are not vested as of the Termination Date.

(d)          No Additional Benefits or Perquisites.  The Executive acknowledges and agrees that except as provided herein and in Exhibit A, the Executive’s participation under any benefit plan, program, policy or arrangement sponsored or maintained by the Company and any perquisites (including, without limitation, any country club membership and the obligation to pay any country club membership fees) shall cease and be terminated as of the Termination Date, and the Executive’s entitlement to previously accrued benefits under any plan, program, policy or arrangement (including but not limited to accrued life insurance benefits) shall be governed by the terms thereof as if the Executive’s employment with the Company and the Bank was involuntarily terminated without “cause” (as such term may be defined in any of the Company’s benefit plans, programs, policies or arrangements).  The Executive further acknowledges and agrees that no payment made by the Company pursuant hereto is subject to any employer matching obligation or any other employer contribution under any benefit or deferred compensation plan, whether or not any such payment is characterized as wages or compensation.

3.           Release of Claims

Notwithstanding anything contained in this Agreement to the contrary, all payments and benefits provided under this Agreement are subject to the Executive’s execution and nonrevocation of the release of claims attached hereto as Exhibit A (the “Release”).

4.           Covenants of Executive

In consideration of the payments and benefits under this Agreement, the Executive agrees as follows:

(a)         Non-Disclosure.  The Executive will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company or as required by law, directly or indirectly, reveal to any person, entity or other organization (other than the Company, or its employees, officers, directors, shareholders or agents) or use for his own benefit any confidential information (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business or affairs of the Company or any of its subsidiaries or affiliates (such subsidiaries and affiliates collectively “Affiliates”), including, without limitation, any information concerning past, present or prospective customers, marketing, operating or financial data, or other confidential information used by, or useful to, the Company or any of its Affiliates and known (whether or not known with the knowledge and permission of the Company or any of its Affiliates and whether or not at any time prior to the Termination Date developed, devised, or otherwise created in whole or in part by the efforts of the Executive) to the Executive by reason of his employment by, shareholdings in or other association with the Company or any of its Affiliates.  The Executive further agrees that he will retain all copies and extracts of any written Confidential Information acquired or developed by him during any such employment, shareholding or association in trust for the sole benefit of the Company, its Affiliates and their successors and assigns.  The Executive further agrees that he will not, without the prior written consent of the Company, remove or take from the Company’s or any of its Affiliate’s premises (or if previously removed or taken, he will promptly return) any written Confidential Information or any copies or extracts thereof.  Upon the request and at the expense of the Company, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company and its Affiliates, fully and completely, all rights created or contemplated by this Section 4(a).  The term “Confidential Information” shall not include information that is or becomes generally known or available to the public other than as a result of a disclosure by, or at the direction of, the Executive.  The Executive’s agreements set forth in this Section 4(a) regarding Confidential Information are independent of, and in addition to, his agreements set forth in the rest of the Section 4 and shall not be construed either to enlarge or to contract the scope of such other agreements.

The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company and its Affiliates.  All business records, papers and documents kept or made by the Executive relating to the business of the Company shall be and remain the property of the Company and its Affiliates.

(b)         No Solicitation.

(i)          Until the end of the one-year period following the Termination Date (the “Restricted Period”), the Executive will not in any way, either alone or through a third party, directly or indirectly, for the purpose of conducting or engaging in any “Competing Business” (as hereinafter defined), call upon, solicit, advise or otherwise do, or attempt to do, business with any person who is, or was, during the then most recent 12-month period, a customer of the Company or any of its Affiliates, or take away or interfere or attempt to take away or interfere with any custom, trade, business, patronage or affairs of the Company or any of its Affiliates.  Notwithstanding the foregoing, the Executive shall be permitted to (A) engage in advertising or marketing campaigns, programs or other efforts not primarily targeted to or at any customer of the Company or any of its Affiliates and (B) respond to unsolicited inquiries.

(ii)         During the Restricted Period, the Executive will not in any way, either alone or through a third party, hire or attempt to hire any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of the Company or any of its Affiliates, or solicit, induce, or attempt to solicit or induce any person who is an employee, officer, representative or agent of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates, or violate the terms of their contracts, or any employment arrangements, with it.

For purposes of this Section 4(b), the term “Competing Business” means any business or activity which is directly in competition with any services or products sold by, or any business or activity engaged in by, the Company or any of its Affiliates within a 50-mile radius of any office or facility of the Company or any of its Affiliates.

(c)         Non-Disparagement.  The Executive and the Company agree to refrain from performing any act, engaging in any conduct or course of action or making or publishing any statements, claims, allegations or assertions which have or may reasonably have the effect of demeaning the name or reputation of the Executive or the Company or any of its Affiliates, or any of its or their employees, officers, directors, agents or advisors in their capacities as such or which adversely affects (or may reasonably be expected adversely to affect) the best interests (economic or otherwise) of any of them.  Nothing in this Section 4(c) shall preclude the Executive or the Company from fulfilling any duty or obligation that he or it may have at law, from responding to any subpoena or official inquiry from any court or government agency, including providing truthful testimony, documents subpoenaed or requested or otherwise cooperating in good faith with any proceeding or investigation; or from taking any reasonable actions to enforce such rights under this Agreement in accordance with the dispute provisions specified in Section 8 hereof.

(d)         Cooperation.  The Executive will reasonably cooperate with the Company, at mutually convenient times and places, in connection with any administrative, regulatory, or litigation proceedings or such like matters that may arise in the future, as to matters regarding which the Executive may have personal knowledge because of his employment with the Company and the Bank; provided that in no event will the Executive be required to provide any such cooperation if such cooperation is materially adverse to the Executive’s legal interests.  Such cooperation will include providing information to the Company and its attorneys with respect to any matter arising during or related to his employment, making himself reasonably available to meet with Company personnel and the Company’s attorneys, being interviewed by representatives of the Company, and participating in such proceedings by deposition and testimony at trial.  To the extent possible, the Company will limit the Executive’s cooperation to regular business hours.  In any event, (i) in any matter subject to this Section, the Executive will not be required to act against the reasonable best interests of any new employer or new business venture in which the Executive is an employee, partner or active participant and (ii) any request for the Executive’s cooperation will take into account the Executive’s other personal and business commitments.  The Company shall reimburse the Executive for his reasonable out-of-pocket expenses (not including attorney’s fees, legal costs, or lost time or opportunity) incurred in connection with such cooperation.

(e)         Confidentiality of Agreement.  Unless and until this Agreement becomes generally available to the public (other than as a result of disclosure by, or at the direction of the Executive), the Executive agrees to maintain as confidential, the terms and contents of this Agreement, except (i) as needed to obtain legal counsel, financial, or tax advice, (ii)  to the extent required by Federal, state, or local law or by order of court, or (iii) as otherwise agreed to in writing by an officer of the Company.  The Executive agrees not to discuss either the existence of or any aspect of this Agreement with any employee or ex-employee of the Company.  The Executive agrees to maintain as confidential the contents of the negotiations and discussions resulting in this Agreement, except as permitted by clauses (i) through (iii) of the preceding sentence.

5.           Enforcement of Restrictions

(a)         Reasonableness.  The Executive hereby acknowledges that: (i) the restrictions provided in this Agreement (including, without limitation, those contained in Section 4 hereof) are reasonable in time and scope in light of the necessity of the protection of the business of the Company; (ii) his ability to work and earn a living will not be unreasonably restrained by the application of these restrictions; and (iii) if a court concludes that any restrictions in this Agreement are overbroad or unenforceable for any reason, the court shall modify the relevant provision to the least extent necessary and then enforce as modified.

(b)         Cessation of Payments and Benefits; Restitution.  If, during the Restricted Period, the Executive, in the good faith judgment of the Company, breaches, in any material respect, any of his obligations under Section 4, the Company shall have the right, upon written notice to the Executive, to cease to make any further payments or to provide any further benefits described in Section 2(a).  In addition, upon such breach, the Company shall have the right of restitution and/or offset of the payments and benefits provided under Section 2(a) and the Executive shall have the obligation to disgorge such payments and benefits.

(c)         Injunctive and Other Relief.  The Executive recognizes and agrees that should he fail to comply with the restrictions set forth herein, which restrictions are vital to the protection of the Company’s business, the Company will suffer irreparable injury and harm for which there is no adequate remedy at law.  Therefore, the Executive agrees that in the event of the breach or threatened breach by him of any of the terms and conditions of Section 4 hereof, in addition to the remedies available under Section 5(b), the Company shall be entitled to preliminary and permanent injunctive relief against him, or both, with nominal bond or other security, and any other relief as may be awarded by a court having jurisdiction over the dispute.  Such injunctive relief in any court shall be available to the Company and its Affiliates in lieu of, or prior to or pending determination in, any arbitration proceeding.  Further, the Executive agrees that the Restricted Period shall be extended by a period of time equal to any period during which the Executive shall be in breach of any of the covenants set forth in Section 4.  The rights and remedies enumerated in this Section 5 shall be independent of each other, and shall be severally enforced, and such rights and remedies shall be in addition to, and not in lieu of, any other rights or remedies available to the Company in law or in equity.

6.           Return of Property

The Executive shall within five days following the Termination Date, diligently locate all of the Company’s property within his possession and return to the Company all of the Company’s property and information within his possession.  Such property includes, but is not limited to, automobiles, credit cards, computers, copy machines, facsimile machines, lap top computers, entry cards, keys, building passes, computer software, manuals, journals, diaries, files, lists, codes, documents, correspondence, and methodologies particular to the Company and any and all copies thereof.  Moreover, the Executive is strictly prohibited from destroying, obliterating or altering any of the Company’s property covered by this Section 6, and the Executive is strictly prohibited from making copies, or directing copies to himself through e-mail or other transmission, of any of the Company’s property covered by this Section 6.  After the Termination Date, the Executive agrees to promptly respond to any reasonable request by the Company to return the Company property in his possession and/or control, and the Executive further agrees that should he later discover any the Company property in his possession and/or control, he will promptly return it to the Company without a specific request by the Company to do so.

7.           Payment and Cure

If the Company defaults in timely payment on the due date of any payment or amount due under this Agreement, the Executive shall give written notice of such default to the person specified in or pursuant to this Agreement to receive notice on behalf of the Company.  The Company shall have ten (10) days after the receipt of such a notice of default to cure any payment default.

8.            Arbitration

(a)         General.  Except as provided below, any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a single arbitrator in the Commonwealth of Pennsylvania, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  Each party shall bear its own costs, including legal fees and out-of-pocket expenses, incurred in connection with any arbitration, and the party that does not prevail shall bear all expenses of the arbitrator and all of the fees and costs charged by the American Arbitration Association.

(b)         Claims Not Subject to Arbitration; Submission to Jurisdiction; Service of Process.  The foregoing Section 8(a) shall not apply to an effort by the Company to enforce, or to recover damages for a breach of, any provision of Sections 4 or 5 hereof.  Any action or proceeding relating to any of those provisions may be brought in the Court of Common Pleas of Bucks County, Pennsylvania or the United States District Court for the Eastern District of Pennsylvania.  The Executive irrevocably (i) consents to the personal jurisdiction of each of those courts in any action or proceeding relating to any provision of Sections 4 or 5 hereof, (ii) agrees not to object to, or seek to change, the venue of any such action or proceeding brought in any of those courts, whether because of inconvenience of the forum or otherwise (but nothing in this Section will prevent a party from removing an action or proceeding from a state court to a Federal court sitting in that county), and (iii) agrees that process in any such action or proceeding may be served by registered mail or in any other manner permitted by the rules of the court in which the action of proceeding is brought.

9.            Assignment

This Agreement shall not be assignable by any party hereto, except by the Company to any successor in interest to the respective businesses of the Company.

10.         Entire Agreement

The terms contained in this Agreement and the Release are the only terms agreed upon by the Executive, the Company, and the Bank.  It is the express intent of the parties that this Agreement fully integrates and expressly replaces any other terms, conditions, conversations, discussions, or any other issues which were discussed regarding the Executive’s employment with the Company and the Bank, or for any and all reasons based on conduct which has occurred through the date of executing this Agreement.  Any other conversations, promises, or conditions which do not appear in this Agreement or the Release are waived or rejected by agreement of the Executive, the Company, and the Bank.

11.         Successors, Binding Agreement

(a)         The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Failure by the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a material breach of this Agreement.

(b)         This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees.  The Company’s rights and obligations under this Agreement shall inure to the benefit of and shall bind the Company, its successors and assigns.  If the Executive should die while any amount is payable to him under this Agreement if he had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to his devisee, legatee, or other designee, or, if there is no such designee, to his estate.

12.         Severability

If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect.

13.         Notices

All notices and other communications hereunder shall be in writing.  Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the addresses maintained in the Company’s records.  Notices sent to the Company should be directed to the attention of the Company’s Chief Executive Officer.

14.         Counterpart Agreements

This Agreement may be executed in multiple counterparts, whether or not all signatories appear on these counterparts, and each counterpart shall be deemed an original for all purposes.

15.         Governing Law

This Agreement shall be governed by and construed under the internal laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

16.         No Waiver

The Company’s waiver or failure to enforce any term of this Agreement on one instance shall not constitute a waiver of its rights under this Agreement with respect to any other violations.

17.         Application of Code Section 409A

The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and applicable guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A.  The Company shall not be liable for any additional tax, interest or penalties that may be imposed on the Executive by Section 409A or any damages for failing to comply with Section 409A.

The parties have duly executed this Agreement as of the date first written above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

QNB CORP.

/s/ Thomas J. Bisko
By: Thomas J. Bisko
Title: President and Chief Executive Officer

QNB BANK

/s/ Thomas J. Bisko
By: Thomas J. Bisko
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Robert C. Werner
By: Robert C. Werner

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (this “Release Agreement”) is made as of this 21st day of December, 2009, by and between QNB Corp. (the “Employer”) and Robert C. Werner (the “Executive”).  In consideration of the mutual agreements set forth below, the Executive and the Employer hereby agree as follows:

1.           Releases.

a.     In consideration of the payments and benefits required to be provided to the Executive under the separation agreement between the Employer, QNB Bank (the “Bank”), and the Executive, dated December, 2009, (the “Separation Agreement”) and after consultation with counsel, the Executive, for himself and on behalf of each of the Executive’s heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Executive Releasors”), hereby irrevocably and unconditionally releases and forever discharges the Employer, its subsidiaries, joint ventures and other affiliates, and each of its officers, employees, directors, shareholders, and agents (collectively, the “Employer Releasees”) from any and all claims (including claims for attorney’s fees), actions, causes of action, rights, judgments, obligations, damages, demands, accountings, or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any Federal, state, local, or foreign law, that the Executive Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer, or director of the Employer, its subsidiaries, joint ventures and other affiliates, or the termination of the Executive’s service in any and all of such relevant capacities or (ii) any event, condition, circumstance, or obligation that occurred, existed, or arose on or prior to the date hereof; provided, however, that the release set forth in this Section shall not apply to (A) the payment and/or benefit obligations of the Employer or any of its subsidiaries, joint ventures, and other affiliates, (collectively, the “Employer Group”) under the Separation Agreement, (B) any Claims the Executive may have under any plans or programs not covered by the Separation Agreement in which the Executive participated and under which the Executive has accrued and become entitled to a benefit, including, but not limited to, certain pension and life insurance benefits, (C) any indemnification or other rights the Executive may have in accordance with the governing instruments of any member of the Employer Group or under any director and officer liability insurance maintained by the Employer or any such group member with respect to liabilities arising as a result of the Executive’s service as an officer and employee of any member of the Employer Group or any predecessor thereof, (D) the Employee’s right to receive unemployment compensation which the Company acknowledges it has not and will not contest, (E) the Employee’s rights to any of his checking or savings accounts with the Company, and (F) any rights which are not waivable by law.  Except as provided in the immediately preceding sentence, the Executive Releasors further agree that the payments and benefits as required by the Separation Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Executive Releasors may have against the Employer or any member of the Employer Group arising out of the Executive’s employment relationship and the Executive’s service as an employee, officer or director of the Employer or a member of the Employer Group or the termination thereof, as applicable.  Anything to the contrary notwithstanding in this Release Agreement, nothing herein shall release the Employer Releasees from any claims or damages based on (i) any Claims that arise after the date of this Release Agreement, or (ii) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Employer and the Executive are jointly liable.

b.     In consideration of the general release and other covenants of the Executive herein, and after consultation with counsel, the Employer for itself and on behalf of each of its majority owned subsidiaries and affiliated companies and each of their officers, employees, directors, shareholders, and agents (collectively, the “Employer Releasors”), hereby irrevocably and unconditionally releases and forever discharges the Executive and each of the Executive’s heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Executive Releasees”), from any and all known Claims (but only to the extent of such known Claims) that the Employer Releasors had, may have had or now has against the Executive Releasees, as of the date of this Release Agreement by the Employer, arising out of or relating to the Executive’s employment relationship, or the termination of that relationship, with the Employer Group, including, but not limited to, any Claim arising under any Federal, state, local, or foreign law.  Anything to the contrary notwithstanding in this Release Agreement, nothing herein shall release the Executive Releasees from any claims or damages based on (i) any Claims (or further Claims) unknown to the Employer Releasors as of the date of this Release Agreement, (ii) any Claims that arise after the date of this Release Agreement, or (iii) any right the Employer may have to obtain contribution as permitted by law in the event of entry of judgment against the Employer as a result of any act or failure to act for which the Executive and the Employer are jointly liable.

2.           Specific Release of Claims.  In further consideration of the payments and benefits provided to the Executive under the Separation Agreement, the Executive Releasors hereby unconditionally release and forever discharge the Employer Releasees from any and all Claims that the Executive Releasors may have in connection with the Executive’s employment or termination of employment, arising under:

a.    Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (“ADEA”), the Americans With Disabilities Act of 1990 (“ADA”), the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993 (“FMLA”), and any similar Federal, state or local laws, including without limitation, the Pennsylvania Human Relations Act, as amended and any other non-discrimination and fair employment practices laws of any state and/or locality in which the Executive works or resides, all as amended;

b.    the Fair Credit Reporting Act (“FCRA”), the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act (“WARN”); and

c.    all common law Claims including, but not limited to, actions in tort and for breach of contract, including, without limitation, Claims for incentive payments and/or commissions, including but not limited to, Claims for incentive and/or commission payments under any Employer incentive or commission plan, Claims for severance benefits, all Claims to any non-vested ownership interest in the Employer, contractual or otherwise, including but not limited to Claims to unvested stock or stock options.

This release applies to any and all Claims that the Executive may have relating to rights, known or unknown to him, resulting from a change in ownership control of the Employer, including, without limitation, rights pursuant to severance agreements, severance plans, incentive plans, equity compensation plans, or any other plan or agreement relating to the Executive’s employment.

Notwithstanding anything contained herein to the contrary, no portion of any release contained in any section of this Release Agreement shall release the Employer or the Employer Group from any Claims the Executive may have for breach of the provisions of this Release Agreement or to enforce this Release Agreement, that arise after the date of this Release Agreement, or to challenge the validity of the Executive’s release of ADEA Claims.

By signing this Release Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Employer in connection with his termination of employment to consult with an attorney of his choice prior to signing this Release Agreement and to have such attorney explain to the Executive the terms of this Release Agreement, including, without limitation, the terms relating to the Executive’s release of Claims arising under this Section, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Release Agreement prior to its signing; and (iii) the Executive knowingly and voluntarily accepts the terms of this Release Agreement.

3.           No Assignment of Claims.  The Executive represents and warrants that he has not assigned any of the Claims being released hereunder.

4.           Complaints.  The Executive affirms that he has not filed any complaint against any Employer Releasee with any local, state or Federal court and agrees not to do so in the future, except for Claims challenging the validity of the release of ADEA Claims.  The Executive affirms further that he has not filed any claim, charge or complaint with the United States Equal Employment Opportunity Commission (“EEOC”) or any state or local agency authorized to investigate charges or complaints of unlawful employment discrimination (together, “Agency”).  The Executive understands that nothing in this Release Agreement prevents him from filing a charge or complaint of unlawful employment discrimination with any Agency or assisting in or cooperating with an investigation of a charge or complaint of unlawful employment discrimination by an Agency; provided however that, the Executive acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge, complaint or proceeding and disclaim entitlement to any such relief.  Furthermore, if any Agency or court has now assumed or later assumes jurisdiction of any claim, charge or complaint on the Executive’s behalf against any Employer Releasee, the Executive will disclaim entitlement to any relief.

5.           Revocation.  This Release Agreement may be revoked by the Executive within the seven-day period commencing on the date the Executive signs this Release Agreement (the “Revocation Period”).  In the event of any such revocation by the Executive, all obligations of the parties under this Release Agreement shall terminate and be of no further force and effect as of the date of such revocation.  No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by the Employer prior to the expiration of the Revocation Period.  In the event of revocation, the Executive shall not be entitled to the payments and benefits under the Separation Agreement, the receipt of which is conditioned on the Executive’s execution of this Release Agreement.

6.           No Admission of Liability.  The Executive agrees that this Release Agreement does not constitute, nor should it be construed to constitute, an admission by the Employer of any violation of Federal, state, or local law, regulation, or ordinance, nor as an admission of liability under the common law or for any breach of duty the Employer owed or owes to the Executive.

7.           Representations and Warranties.  The Executive acknowledges and agrees that (i) he is not aware of nor has he reported any conduct by any of the Employer Releasees that violates any Federal, state, or local law, rule, or regulation and (ii) in connection with offering the payments and benefits provided under the Separation Agreement, the Employer has not provided to the Executive, and has no obligation to provide to the Executive, any material non-public information as defined in applicable Federal securities laws, concerning the Employer.

8.           Confidentiality.  The Executive agrees to maintain as confidential, the terms and contents of this Release Agreement, and the contents of the negotiations and discussions resulting in this Release Agreement, except (i) as needed to obtain legal counsel, financial, or tax advice, (ii) to the extent required by Federal, state, or local law or by order of court (iii) as needed to challenge the release of ADEA Claims or to participate in an Agency investigation, or (iv) as otherwise agreed to in writing by an officer of the Employer.  The Executive agrees not to discuss either the existence of or any aspect of this Release Agreement with any employee or ex-employee of the Employer.

9.           Violation.  If the Executive violates any provision of this Release Agreement, the Employer will be entitled to the immediate repayment of all payments and benefits paid pursuant to the Separation Agreement.  The Executive agrees that repayment will not invalidate this Release Agreement and acknowledges that he will be deemed conclusively to be bound by the terms of this Release Agreement and to waive any right to seek to overturn or avoid it.  If the Executive violates any provisions of this Release Agreement before all of the payments and benefits under the Separation Agreement have been provided, the Employer may discontinue any unpaid conditional payments and benefits.

10.           Additional Damages Available for Violation. The Executive agrees that the Employer will maintain all rights and remedies available to it at law and in equity in the event the Executive violates any provision of this Release Agreement.  These rights and remedies may include, but may not be limited to, the right to bring court action to recover all consideration paid to the Executive pursuant to this Release Agreement and any additional damages the Employer may suffer as a result of such a breach.

11.           Entire Agreement and Amendment.  This Release Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to the Executive’s waiver and release of Claims against the Employer and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.  This Release Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties and their respective agents, assign, heirs, executors, successors, and administrators.  No delay or omission by the Employer in exercising any right under this Release Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Employer on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.           Applicable Law.  This Release Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to choice of law principles, and except as preempted by Federal law.  Should any provision of this Release Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term, or provision will be deemed not to be a part of this Release Agreement.

13.           Assignment.  The Executive’s rights and obligations under this Release Agreement shall inure to the benefit of and shall bind the Executive, his heirs, administrators, representatives, executors, successors, beneficiaries and assigns.  The Employer’s rights and obligations under this Release Agreement shall inure to the benefit of and shall bind the Employer, its successors and assigns.  The Executive may not assign this Release Agreement.  The Employer may assign this Release Agreement.

14.           Severability.  If any provision of this Release Agreement is held unenforceable by a court of competent jurisdiction, all remaining provisions shall continue in full force and effect without being impaired or invalidated in any way.

15.           Notices.  All notices and other communications hereunder shall be in writing.  Any notice or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient at the addresses maintained in the Employer’s records.  Notices sent to the Employer should be directed to the attention of its Chief Executive Officer.

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The Executive is hereby advised that the Executive has up to twenty-one (21) calendar days to review this Release Agreement and that the Executive should consult with an attorney of the Executive’s choice prior to execution of this Release Agreement.

The Executive agrees that any modifications, material or otherwise, made to this Release Agreement do not restart or affect in any manner the original twenty-one (21) calendar day consideration.

Having elected to execute this Release Agreement, to fulfill the promises and to receive the payments and benefits under the Separation Agreement, the Executive freely and knowingly, after due consideration, enters into this Release Agreement intending to waive, settle and release all claims the Executive has or might have against the Employer.

Statement by the Executive who is signing below.  By signing this Release Agreement, I acknowledge that the Employer has advised and encouraged me to consult with an attorney prior to executing this Release Agreement.  I have carefully read and fully understand the provisions of this Release Agreement and have had sufficient time and opportunity (over a period of 21 days) to consult with my personal tax, financial and legal advisors prior to executing this Release Agreement, and I intend to be legally bound by its terms.

IN WITNESS WHEREOF, the Employer (on its behalf and on behalf of the members of the Employer Group) and the Executive, intending to be legally bound have executed this Release Agreement on the day and year first above written.

QNB CORP.

/s/ Thomas J. Bisko
By:	Thomas J. Bisko
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Robert C. Werner
Robert C. Werner

ELECTION TO EXECUTE PRIOR TO EXPIRATION
OF TWENTY-ONE DAY CONSIDERATION PERIOD

I, Robert C. Werner, understand that I have at least twenty-one (21) calendar days to consider and execute this Release Agreement.  After having had the opportunity to consult with counsel, however, I have freely and voluntarily elected to execute this Release Agreement prior to the expiration of the twenty-one (21) calendar day period.

/s/ Robert C. Werner	December 16, 2009
Robert C. Werner	Date